Exhibit 99.1

June 18, 2009                                                                                                       FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL, INC.
REPORTS MAY 2009 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
“May continued the modest improvement in market tone and activity experienced in April,” said Chairman and CEO Thomas A. James. “Commissions and fees, assets under management, underwritings, and assets under administration all experienced some improvement, although the continuing economic malaise and arrival of normal summer doldrums restrained the response in terms of increased volume.
“Raymond James Bank’s lower asset and loan balances reflect our continued conservatism through not opening new accounts or growing loan balances while it is unclear when business conditions and loan performance will return to normal. As demonstrated in Raymond James Bank’s stress test results, we continue to expect our net interest earnings for the intermediate (two-year) term to exceed loan loss provisions, unless economic conditions within the general borrower base market deteriorates further or don’t improve next year,” James continued.
“We are also pleased to announce that our bank consortium has released our $100 million unsecured line for use by removing a condition related to approval for TARP funds, as we withdrew our request for those funds. Consequently, our liquidity which has already been adequate, will improve further.
“I still remain optimistic that the economy and the financial markets will improve in 2010, in which case our continuing additions in financial advisors, investment bankers and fixed income professionals will be very opportune,” James concluded.
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,000 financial advisors serving approximately 1.8 million accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are currently $193 billion, of which approximately $29 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, levels of loan loss provisions, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2008 annual report on Form 10-K and quarterly report for the quarters ended December 31, 2008 and March 31, 2009 on Form 10-Q, which are available on raymondjames.com and sec.gov.

	May 2009	April 2009	March 2009
	(20 business days)	(21 business days)	(22 business days)

Securities commissions/fees (1)	$ 136.3 mil.	$ 129.9 mil.	$ 131.9 mil.

Assets under management (2)	$ 28.5 bil.	$ 27.5 bil.	$ 26.1 bil.

# of managed/co-managed underwritings (3)	12	7	3

Total customer assets under administration	$ 193.8 bil.	$ 182.8 bil.	$ 172.4 bil.

Raymond James Bank total assets (4)	$ 8.6 bil.	$ 8.8 bil.	$ 9.1 bil.

Raymond James Bank total loans, net (4)	$ 7.3 bil.	$ 7.5 bil.	$ 7.5 bil.

(1)	Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.

(2)
This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

(3)	This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions and transaction fees.

(4)	Represents the use of Raymond James Bank as a cash sweep option for brokerage clients, and the related lending activity.

For more information, contact Anthea Penrose at 727-567-2824
Please visit the Raymond James Press Center at raymondjames.com/media.